Exhibit 10.2

PARKS! AMERICA, INC.

EMPLOYMENT AGREEMENT

This employment Agreement (this “Agreement”) is entered into and made effective as of this 1st day of May, 2018, by and between Parks! America, Inc., a Nevada Corporation, with its principal place of business located at 1300 Oak Grove Road, Pine Mountain, Georgia 31822 (the “Company”), and Michael D. Newman of 646 Mountain Shadows Road, Hamilton, Georgia 31811 (“Newman”).

RECITALS

1.The Company owns two subsidiary companies Wild Animal Safari, Inc., a Georgia corporation and Wild Animal Inc., a Missouri Corporation, (the “Subsidiaries”) and is engaged in the business of owning, managing, and operating wild animal themed parks and related attractions on its properties at Pine Mountain, Georgia and in Strafford, Missouri through its Subsidiaries.

2.Newman has considerable experience and high qualifications as an operations manager.

3.In view of his effective service as the General Manager of its Pine Mountain, Georgia operation since February of 2011, the Company desires to establish a formal employment contract with Newman in the role of President of each of the Subsidiaries and Vice President of Safari Operations of Parks! America.

4.In consideration for the terms of this Agreement, Newman desires to enter into such a formal employment contract, according to the terms and conditions as set forth below.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, promises, terms and conditions hereinafter set forth, the parties agree as follows:

I.EMPLOYMENT

On behalf of the Subsidiaries, the Company hereby employs, engages and hires Newman as the President of each of the Subsidiaries on the terms and conditions hereinafter set forth, and Newman hereby accepts such employment and agrees to perform such services and duties and to carry out such responsibilities as hereinafter set forth and as further clarified in Schedule ‘A’ attached hereto.  For clarity, the Company is Newman’s employer, and Newman’s job title is that of President of the Subsidiaries and Vice President of Safari Operations of Parks! America.

II.TERMS OF EMPLOYMENT

The term of employment under this Agreement shall be for a period of five (5) years commencing as of May 1, 2018, and terminating on April 30, 2023, subject, however, to prior termination as hereinafter provided. Unless otherwise agreed in writing, subject to mutual agreement of the parties, continued employment of Newman by the Company after April 30, 2023, shall be on a month-to-month basis.

III.SERVICES, DUTIES AND RESPONSIBILITIES

1.Newman will faithfully and to the best of his ability serve the Company by devoting his full-time employment to the Company and its Subsidiaries in his capacity as Vice President of Safari Operations of the Company, and President of each of the Subsidiaries, subject to the supervision of the Company’s Chief Executive Officer and the policy direction of the Board of Directors of the Company.

2.As President of the Subsidiaries, Newman shall be responsible for the overall management of each of the Subsidiary’s businesses. Such duties shall be rendered at Pine Mountain, Georgia, Strafford, Missouri and at such other place or places as Newman and/or the Company shall in good faith determine as interests, needs, business or opportunity of the Company shall require. While occupying the office of President of the Subsidiaries, Newman shall be willing to become a member of the Board of Directors of each of the Subsidiaries. Newman shall be responsible on a continuing basis for the development, implementation and maintenance of a business plan for the Subsidiaries and all activities defined therein. He shall be responsible for coordination and cooperation with the Company, and inter-corporate management teams and their respective staffs and for the maximization of consolidated corporate performance and profitability of the Subsidiaries.

3.Newman shall be responsible for reporting to the President and Chief Executive Officer of the Company on a regular basis and to the Company’s Board of Directors when so directed by the President and Chairman of the Company’s Board.

4.Subject to the Company’s continuing ability to pay Newman’s salary on a regular basis as hereinafter provided, Newman will devote his time, energy and skill on a full-time basis, providing the services and carrying out the duties and responsibilities of his employment with the Company.

5.Newman shall not directly or indirectly represent or be engaged as an employee of any other person, firm or corporation or be engaged for his services as an officer, general manager or consultant in any other business or enterprise in competition with the Company and its Subsidiaries, unless specifically authorized to do so. It is understood, however, that the foregoing in no way prevents Newman from owning stock or having an economic interest in other businesses or enterprises. Furthermore, Newman may serve on the board of directors of other companies so long as such service does not conflict with his interest in and duties to the Company and he may be an officer, director, and/or shareholder in any family or personal investment business so long as it does not conflict with his interest and duties to the Company.

IV.COMPENSATION

1.Base Salary. Commencing May 1, 2018, the Company shall pay Newman a base salary at the rate of $95,000 (ninety-five thousand dollars) per year, payable once a month on the last Thursday of each month while this Agreement shall be in force. Said salary payments will be subject to withholding taxes e.g. Federal Income Tax, FICA, and State and/or local Withholding Taxes. Whereas such salary shall not be decreased during the term of this Agreement without the consent of Newman, it shall be subject to increase by the Company’s Board of Directors, which shall review the salary periodically, and at least annually.

2.Additional Benefits. During the term of this Agreement, Newman shall be entitled to participate in any employee benefit plans and arrangements, either existing as of the date of this Agreement or which may hereafter be established, that are generally applicable to senior management of the Company, including but not limited to, all life, medical, disability, insurance, retirement, deferred compensation, stock option or other employee benefit plan that may be adopted from time to time. Newman will continue to be eligible for the Company medical plan. Newman acknowledges that no other such benefit plans or arrangements are in effect as of the date of this Agreement and nothing herein shall require the Company to adopt any such plans.

3.Bonus Compensation. The Board of Directors may, from time to time and in its sole discretion, cause the Company to award to Newman bonus compensation based upon the operating results of the Company. Newman acknowledges that any bonus compensation so awarded is entirely discretionary and nothing herein shall require the Company to grant any such compensation.

4.Signing Bonus. Upon full execution of this Agreement, the Company shall pay Newman a Signing Bonus of $5,000 (five thousand dollars).

V.BUSINESS FACILITIES AND EQUIPMENT

The Company shall provide Newman, or shall pay for, suitable work facilities and adequate business accommodations, office equipment and devices as may be reasonably necessary for Newman to perform his services and carry out his responsibilities and duties to the Company.

VI.DIRECTORS AND OFFICERS INSURANCE

The Company shall purchase and maintain Directors’ and Officers’ liability insurance, including coverage for Newman, in an amount of not less than $3,000,000 (three million dollars).

VII.INDEMNIFICATION

The Company shall indemnify Newman, his heirs, executors, administrators and assigns, against, and he shall be entitled without further act on his part, to be indemnified by the Company for, all expenses, including but not limited to, amounts of judgments, reasonable settlement of suits, attorney fees and related costs of litigation, reasonably incurred by him in connection with or arising out of any action, suit or cause of action against the Company and/or against Newman as a result of his having been an officer of the Company, or, at its request, of any other corporation which the Company owns or of which the Company is a stockholder or creditor, whether or not he continues to be such officer at the time of incurring said expenses.

Nothing in this section regarding indemnification shall be construed to require or authorize the Company to defend or indemnify Newman against any liability to which he would, but for settlement or comprise of such action, suit or proceeding, be otherwise subject by reason of his gross negligence or intentional misconduct in the performance of his duties as an officer of the Company.

The foregoing right of indemnification shall not be exclusive of other rights to which Newman may be entitled.

VIII.BUSINESS EXPENSE REIMBURSEMENT

The Company shall reimburse Newman for all reasonable business expenses incurred by him in the performance of his services, duties and responsibilities, including but not limited to, transportation, travel expenses, board and room, entertainment, and other business expenses incurred within the scope of his employment, subject to the presentation to the Company by Newman of an itemized accounting of said expenses substantiated by account books, receipts, bills and other documentation where applicable. If reimbursement, advances or allowances are based on permitted mileage or per diem rates, then Newman shall submit specification of relevant mileage, destination, dates and other supporting information required for tax purposes.

IX.VACATION

During the term of this Agreement, Newman shall have the right to four (4) weeks of paid vacation during each year. Vacation time may be taken all at once or in segments as desired by Newman, subject to reasonable notice to the Company for the purpose of coordinating work schedules. Such vacation is not cumulative from year to year.

X.TERMINATION OF EMPLOYMENT

1.Termination.  Either party may terminate this Agreement at any time and for any reason, upon 30 days prior written notice to the other party.

2.Severance.  In the event of any early termination of this Agreement by the Company, except by reason of death or disability (which is covered in paragraph 4 below), the Company agrees to pay Newman a one-time payment of $50,000 in exchange for a full release of any and all claims Newman may have, or believe he has, against the Company, as further provided in paragraph 3 below.

3.Conditions to Severance. The payment to Newman’s of severance compensation hereunder shall be in full satisfaction and complete discharge of the Company’s obligations to Newman pursuant to this Agreement, except as provided in paragraphs 4 below.  The severance payment is subject to, conditioned on and provides valuable consideration for the following:

a.A valid mutual general release, to be drafted by the Company and executed by both parties releasing all claims each party may have against the other in connection with this Agreement, however the parties to this Agreement acknowledge and agree that the obligations of Newman arising under Section XI of this Agreement shall not be released.

b.The resignation by Newman from any and all positions he holds with the Company at the time of the termination, including but not limited to, Newman’s resignation from the Company’s Board of Directors.

1.Death or Disability. In the event Newman’s employment is terminated by death or upon medical certification of total disability ("disability"), then the following will apply in that respective event:

(a)In the event of Newman's death, the Company shall:

•Pay to Newman's estate an amount equal to Newman's base salary for a 6 (six) month period next following his death;

•Pay to Newman's estate his deferred compensation vested at the time of death;

•The Company shall continue providing medical and dental benefits set forth in Section IV to Newman's survivors (if any) for a period of one year.

(b)In the Event of Newman's disability, the Company shall:

•Pay to Newman an amount equal to Newman's base salary for a six (6) month period next following disability;

•Pay to Newman his deferred compensation vested at the time of termination;

•The Company shall continue providing the medical and dental benefits set forth in Section IV.2 to Newman for a period of two years following disability.

XI.RESTRICTIVE COVENANTS

1.Confidential Information. Newman covenants not to disclose the following specified confidential information to competitors or to others outside of the scope of reasonably prudent business disclosure, at any time during or after the termination of his employment by the Company.

a.Customer lists, contracts, and other sales and marketing information;

b.Financial information, cost data;

c.Formulas, trade secrets, processes and devices related to the operation of the theme parks;

d.Supply sources, contracts;

e.Business opportunities relating to developing new business for the Company;

f.Proprietary plans, procedures, models and other proprietary information of the Company.

2.Affirmative Duty to Disclose. Newman shall promptly communicate and disclose to the Company all observations made, information received, and data maintained relating to the business of the Company obtained by him as a consequence of his employment by the Company. All written material, possessed during his employment with the Company concerning business affairs of the Company or any of its affiliates, are the sole property of the Company and its affiliates, and Newman is obligated to make reasonably prompt disclosures of such information and documents to the Company, and, further, upon termination of this Agreement, or upon request of the Company, Newman shall promptly deliver the same to the Company or its affiliates, and shall not retain any copies of same.

3.Covenant Not to Compete. For a period of three (3) years following the termination of his employment with the Company, Newman shall not work directly or indirectly, for a competitor of the Company, nor shall he himself establish a competitive business. This restrictive covenant shall be limited to businesses that compete in the theme park business in market areas within 150 miles of Company parks or in parks, which Company has, prior to Newman’s termination, designated by resolution for acquisition within three (3) years.

4.Material Harm Upon Breach. The parties acknowledge the unique and secret nature of the Company’s procedures for acquisition of theme parks and related businesses and of related proprietary information, and that material irreparable harm occurs to the Company if these restrictive covenants are breached. Further, the parties hereto acknowledge and agree that injunctive relief is not an exclusive remedy and that an election on the part of the Company to obtain an injunction does not preclude other remedies available to the Company.

5.Arbitration. Any controversy, claims, or matter in dispute occurring among the parties and arising out of or relating to this Agreement shall be submitted by either or both of the parties to arbitration administered by the American Arbitration Association or its successor and said arbitration shall be final, absolute and non-appealable. The Commercial Arbitration Rules of the American Arbitration Association shall apply subject to the following modifications:

a.The venue for said arbitration shall be Pine Mountain, Georgia, and the laws of the State of Georgia relating to arbitration shall apply to said arbitration.

b.The decision of the arbitration panel may be entered as a judgment in any court of general jurisdiction in any state of the United States or elsewhere.

XII.OTHER AGREEMENTS

1.In the event that the Company acquires a third Safari park and desires that Newman manage such park, the parties agree that they will negotiate in good faith an amendment to the Agreement to cover any added responsibilities and appropriate compensation for Newman’s assuming such responsibilities.

XIII.NOTICE

Except as otherwise provided herein, all notices required by this Agreement as well as any other notice to any party hereto shall be given by certified mail (or equivalent), to the respective parties as required under this Agreement or otherwise, to the following addresses indicated below or to any change of address given by a party to the others pursuant to the written notice.

COMPANY:Parks! America, Inc.

1300 Oak Grove Rd.

Pine Mountain, GA 31822

NEWMAN:Michael D. Newman

646 Mountain Shadows Road

Hamilton, GA 31811

XIV.GENERAL PROVISIONS

1.Entire Agreement. This Agreement constitutes and is the entire Agreement of the parties and supersedes all other prior understandings and/or Agreements between the parties regarding the matters herein contained, whether verbal or written.

2.Amendments. This Agreement may be amended only in writing signed by both parties.

3.Assignment. No party of this agreement shall be entitled to assign his or its interest herein without the prior written approval of the other party.

4.Execution of Other Documents. Each of the parties agrees to execute any other documents reasonably required to fully perform the intentions of this Agreement.

5.Binding Effect. This Agreement shall inure to and be binding upon the parties hereto, their agents, employees, heirs, personal representatives, successors and assigns.

6.No waiver of Future Breach. The failure of one party to insist upon strict performance or observation of the Agreement shall not be a waiver of any future breach or of any terms or conditions of this Agreement.

7.Execution of Multiple Originals. These parties shall execute two (2) original counterparts of this Agreement.

8.Governing Law. This Agreement shall be governed and interpreted by the laws of the State of Georgia.

9.Severability. In the event any provision or section of the Agreement conflicts with the applicable law, such conflict shall not affect the provisions of the Agreement, which can be given effect without the conflicting provisions.

IN WITNESS WHEREOF, this Agreement is hereby executed and made effective the day and year first above written.

COMPANY:

BY:/s/ Dale Van Voorhis

Dale Van Voorhis, Its Chairman and CEO

EMPLOYEE:

/s/ Mike Newman

Mike Newman, Vice President Safari Operations

SCHEDULE 'A'

Job Description for Vice President of Safari Operations, Michael D. Newman

General Responsibilities:

oPrimary responsibility for daily operations at Wild Animal Safari Inc. – Georgia and Wild Animal Inc. - Missouri

oSupervise park General Managers as direct reports regarding daily operating activities

oSpend roughly 50% of time at each existing park, subject to seasonal needs at either park, and in coordination with the CEO

oIn coordination with park general managers, make recommendations for hire/fire decisions

oResponsibility for developing annual operating and capital expenditure budgets, in coordination with CEO and CFO of the Company

oCoordinate with CEO as necessary to address deviations from the annual operating and capital expenditure budgets

oWork with CEO on non-ordinary course operating decisions for parks

Coordination and Decision Making Authority:

oConduct two (2) weekly calls with the CEO to discuss business operations and upcoming priorities

oCheck-in with the CEO prior to making purchase commitments in excess of $5,000, including:

-  Hire/fire decisions for full-time, non-seasonal employees

-  Advertising spending

-  Inventory purchases (in excess of $10,000)

-  Animal acquisitions

-  Other capital expenditures

oDiscuss with the CEO any new business arrangement proposals, including vendors for concessions, park supplies, animal food, etc.